Exhibit 10.5(d)

June 1, 2019

Campbell & Company, L.P.

2850 Quarry Lake Drive

Baltimore, MD 21209

Attn: Mr. Thomas Lloyd

Re:   Management Agreement Renewal

Dear Mr. Lloyd:

We are writing with respect to your management agreement concerning the commodity pools to which reference is made below (the “Management Agreement”). We are extending the term of the Management Agreement through June 30, 2020 and all other provisions of the Management Agreement will remain unchanged.

•	Potomac Futures Fund L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Patrick T. Egan at 522 Fifth Avenue – 7th Floor, New York, NY 10036. If you have any questions, I can be reached at 212-296-6808.

Very truly yours,

CERES MANAGED FUTURES LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

CAMPBELL & COMPANY, L.P.

By:	/s/ Thomas P. Lloyd /s/ Gabriel A. Morris

Print Name:	Thomas P. Lloyd Gabriel A. Morris

PE/tr